Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated August 4, 2015

J.P.Morgan

J.P. Morgan Dorsey Wright Focus 5 Balanced Index 8.5%

OVERVIEW

The J.P. Morgan Dorsey Wright Focus 5 Balanced Index 8.5% (the "Index") is a rules-based index designed to track the performance of a hypothetical investment in a notional dynamic portfolio that consists of the First Trust Dorsey Wright Focus 5 ETF, the J.P. Morgan Dynamic Treasury Futures Index (USD) and a Cash Constituent while seeking to maintain a Target Volatility of 8.5%. The Index is subject to a daily deduction of 0.50% per annum index fee and a daily deduction of a synthetic borrowing cost calculated based on a composite LIBOR rate.

Index Features

- The Index has three constituents:
  1. The First Trust Dorsey Wright Focus 5 ETF (the "Equity Constituent") – Bloomberg Ticker FV UP <equity>.
  2. The J.P. Morgan Dynamic Treasury Futures Index (the "Bond Constituent") – Bloomberg Ticker JFBUDTIU <index>.
  3. The Cash Constituent bearing interest at a blended rate determined based on the 3-month and 2-month LIBOR rates.
- The Index is subject to a daily deduction of 0.50% per annum index fee and a daily deduction of a synthetic borrowing cost calculated based on the composite LIBOR rate.
- On a daily basis, the Index first seeks to identify a portfolio consisting solely of the Equity Constituent and Bond Constituent (together, the "Target Constituents") with a historic volatility of 8.5%, subject to minimum exposure of 0% and a maximum exposure of 100% for each Target Constituent.
- If no such portfolio exists, the Index will then select the combination of the Target Constituents with the 20 day realized volatility closest to the Target Volatility and highest Equity allocation, deleveraging (if appropriate) into Cash to achieve a realized volatility less than or equal to the Target Volatility
- Published on Bloomberg under the ticker JPUSBLFV <index>.

Hypothetical historical performance comparison: November 23, 2009 through July 31, 2015



J.P. Morgan Dorsey Wright Focus 5 Balanced Index 8.5%
S&P 500 Total Return Index (Excess Return)
Barclays US Aggregate Bond Index (Excess Return)
250
200
150
100
50
Nov-09
Jan-11
Mar-12
Apr-13
Jun-14
Jul-15

See "Notes" below. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded).

Hypothetical historical returns and volatilities November 23, 2009 through July 31, 2015

	J.P. Morgan Dorsey Wright Focus 5 Balanced Index 8.5%	S&P 500 Total Return Index (Excess Return)	Barclays US Aggregate Bond Index (Excess Return)
Annualized Return (Excess)	10.78%	14.13%	3.66%
Volatility	8.29%	15.65%	3.33%
Sharpe Ratio	129.99%	90.27%	109.88%

See "Notes" below.

Hypothetical historical allocations of the Index (November 23, 2009 – July 31, 2015)



100%
80%
60%
40%
20%
0%
Nov-09
Jun-10
Jan-11
Aug-11
Feb-12
Sep-12
Apr-13
Nov-13
Jun-14
Dec-14
Jul-15
FV (R) Weight
Fixed Income Weight
Cash Weight

See "Notes" below.

Hypothetical Annual Returns of the Index (2011 - 2015)

2011	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLFV Index	0.80%	1.49%	0.62%	2.74%	-0.80%	-1.84%	-1.35%	-3.48%	-2.57%	2.79%	-0.49%	1.17%	**-1.15%**
2012	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLFV Index	1.81%	0.83%	1.51%	0.41%	-3.54%	1.39%	-0.26%	1.82%	1.24%	-1.58%	1.87%	0.88%	**6.39%**
2013	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Full Year
JPUSBLFV Index	5.04%	1.04%	3.57%	1.66%	0.34%	-1.48%	3.77%	-1.94%	3.61%	0.79%	2.20%	0.88%	**21.02%**
2014	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
JPUSBLFV Index	0.76%	3.31%	-2.65%	-1.51%	2.45%	1.96%	-1.55%	4.83%	-1.41%	2.15%	2.42%	-0.23%	**10.73%**
2015	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
JPUSBLFV Index	1.62%	3.40%	0.99%	-2.05%	2.77%	-0.22%	1.87%						**8.57%**

Notes: Source: J.P. Morgan & Bloomberg. As of 7/31/2015. The Index is launched as of November 28, 2014. Therefore, the performance depicted is hypothetical performance based on back-tested data. PAST PERFORMANCE AND BACK-TESTED PERFOMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. No guarantee can be given that the Index will outperform the S&P 500® Total Return Index or the Barclays US Aggregate Bond Index in the future. The "S&P500 Index (Excess Return)" and "Barclays US Aggregate Bond Index (Excess Return)" represent hypothetical indices constructed from the total returns of the S&P 500 Index and Barclays US Aggregate Bond Index, respectively, with the returns of the Cash Constituent deducted.

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com August 1, 2015

The First Trust Dorsey Wright Focus 5 ETF

[]    The  First  Trust  Dorsey Wright Focus 5 ETF seeks investment results that correspond  generally to the price and yield (before fees and expenses) of the Dorsey Wright Focus Five Index

[]    The  Dorsey  Wright Focus 5 Index is designed to provide targeted exposure to  the  five  First Trust Advisors L.P. ("First Trust") sector-based ETFs that  are expected to offer the greatest potential to outperform the other
      First  Trust  sector-based  ETFs  based  on  Dorsey Wright and Associates'
      proprietary "Relative Strength" methodology

[]    Relative  Strength"  is  a  momentum  technique  that  measures  the price performance  of  a security versus a market average, another security or a universe  of  securities. Relative Strength is a way of recording historic performance  patterns,  and  Dorsey  Wright  and  Associates uses Relative
      Strength  signals  as  a  trend  indicator to find those components with a higher likelihood for positive future returns.

The J.P. Morgan Dynamic Treasury Futures Index (USD)

The J.P. Morgan Dynamic Treasury Index (USD) is designed to track the returns of a long position in a weekly rebalanced synthetic portfolio of four J.P.
Morgan Treasury futures tracker indices each of which tracks certain futures contracts on the U.S. Treasury securities with a maturity ranging from 2-year,
5-year, 10-year to 20-year.

[]    The allocation of index weight to each Futures Tracker is determined based on  (i)  the  ratio  of  the aggregate principal amount of the outstanding
      Relevant  Treasury  Securities  of  the  relevant  Futures Tracker and the aggregate principal amount of the outstanding Relevant Treasury Securities of  all  Futures Trackers and (ii) the relevant Futures Tracker's realized volatility compared with the realized volatility of the J.P. Morgan Global
      Government Bond Index -- US Bonds Only in US

[]    The  index  is  designed to track the total-return performance of the U.S.
      Treasury  securities  included  in the Reference Index, which are selected from  all  outstanding  U.S.  Treasury  securities  based on certain broad selection criteria, and therefore, the Reference Index is designed to be a benchmark for the U.S. Treasury securities market.

Cash Constituent

The Cash Constituent of the Index is intended to track a notional 3-month time deposit in U.S. dollars. It earns interest daily at a blended rate, which is a composite rate of interest determined based on the 3-month and 2-month LIBOR rates that Any allocation to the Cash Constituent at any given time represents the portion of the Index that is uninvested at that time.

Selected Risks

[]    JPMS,  the  index  calculation  agent,  may adjust the Index in a way that affects its level, and JPMS has no obligation to consider your interests.

[]    The  Index may not be successful, outperform any alternative strategy that might  be  employed  in  respect of the Target Constituents or achieve its target volatility.

[]    The level of the Index will include the deduction of a fee and a borrowing cost.

[]    The  daily  adjustment  of  the  exposures  of  the  Index  to  its Target
      Constituents  will  vary,  and  may  be partially uninvested in its Target
      Constituents

[]    By  reducing  its  exposure  to  its  Equity  Constituent,  the  Index may significantly underperform its Equity Constituent.

[]    The  exposure of the Index to its Bond Constituent may be greater, perhaps significantly greater, than its exposure to its Equity Constituent.

[]    The Index may have significant exposure to its Cash Constituent.

[]    The returns of the Target Constituents may offset each other or may become correlated in decline.

[]    The  Index  is  subject  to significant risks associated with fixed-income securities, including interest rate-related risks and credit risk.

[]    The Index is subject to the negative impact of an interest deduction.

[]    The Index comprises notional assets and liabilities.

[]    The  Index  and  its  Target  Constituents  each  have a limited operating history and may perform in unanticipated ways.

[]    The Index is subject to market risks.

[]    The  investment  strategy  used  to  construct  the  Index  involves daily adjustments to its synthetic exposure to its Target Constituents.

[]    The  First Trust Dorsey Wright Focus 5 ETF is subject to the risk relating to its selection methodology.

[]    The  J.P.  Morgan  Dynamic  Treasury  Index  (USD)  is subject to the risk relating to its selection methodology.

Disclaimer
This material has been prepared solely for informational purposes. Nothing in this material or any other communications related thereto should be deemed to or be construed as creating a "fiduciary relationship". During the course of normal business, JPMorgan Chase and Co. and its affiliates ("J.P. Morgan") may enter into or promote, offer or sell transactions or investments linked to the
Index, or any of the fixed income securities referenced in the Index. J.P.
Morgan will not have any duty to consider the circumstances of any person when participating in such transactions or to conduct themselves in a manner that is favorable to anyone with exposure to the Index. Persons interested in the Index should refer to the official Index Rules, when available, for a complete description of the rules and methodology for the Index. Opinions expressed herein may differ from the opinions expressed by other areas of J.P. Morgan, including research. The simulated data presented herein was constructed using certain procedures that may be different from the procedures used to calculate the closing levels of the Index, and on the basis of certain assumptions that may not hold in future periods. The differences in procedures used in producing simulated data from those used to calculate the closing levels of the Index could produce differences in returns in terms of both direction and amount.
Hypothetical and historical performance results are neither indicative nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical and historical performance described herein. There is no guarantee that the Index will outperform any alternative investment strategy, including the SandP 500([R]) Index or the Barclays US Aggregate Bond Index.
Past performance is not indicative of future results. No one may reproduce or disseminate the information contained in this document without the prior written consent of J.P. Morgan. Additional information is available upon request. Clients should contact their J.P. Morgan representative in, and execute transactions through, their home jurisdiction unless governing law permits otherwise.

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(including a prospectus) with the SEC for any offering to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan
Chase and Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan
Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free
1-866-535-9248.

Past performance, and especially hypothetical back-tested performance, is not indicative of future results. Actual performance may vary significantly from past performance or any hypothetical back-tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information.

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Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as
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with their own advisors as to these matters.

This material is not a product of JPMorgan Research Departments. Structured
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otherwise.

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com August 1, 2015